Exhibit 99.1

Virtu Provides Update Regarding Acquisition of ITG

NEW YORK, NY, JANUARY 25, 2019  — Virtu Financial, Inc. (NASDAQ: VIRT) (“Virtu”), a leading technology-enabled market maker and liquidity provider to the global financial markets, today provided the following update regarding its previously announced agreement to acquire Investment Technology Group, Inc. (“ITG”), a global financial technology company that helps top brokers and asset managers improve returns for investors around the world:

•                  Certain key regulatory approvals required to consummate the transaction have been obtained

•                  As announced previously by ITG, all proposals submitted to a vote of ITG’s stockholders that are necessary for the completion of the transaction were approved at ITG’s special meeting held January 24, 2019

•                  Upon successful completion of the merger, Virtu intends to maintain the separate legal identities of ITG’s client-facing broker dealers

•                  Post-closing, Virtu intends to continue to maintain and enforce appropriate information barriers to segment and protect sensitive client data

“The dedicated professionals at ITG and Virtu are working hard to prepare for this significant transaction,” said Douglas Cifu, Chief Executive Officer of Virtu Financial. “We continue to receive positive feedback from clients and prospects regarding the combination, and we look forward to joining the key strengths of the two firms to deliver a broad suite of global, cross asset and impactful technology and trading services to clients.”

Virtu expects the transaction to close during the first quarter of 2019 after the receipt of all required regulatory approvals and the satisfaction of other customary closing conditions.

About Virtu Financial, Inc.

Virtu is a leading financial firm that leverages cutting edge technology to deliver liquidity to the global markets and innovative, transparent trading solutions to our clients. As a market maker, Virtu provides deep liquidity that helps to create more efficient markets around the world. Our market structure expertise, broad diversification, and execution technology enables us to provide competitive bids and offers in over 25,000 securities, at over 235 venues, in 36 countries worldwide.

Cautionary Note Regarding Forward-Looking Statements

The foregoing information and certain oral statements made from time to time by representatives of the Company contain certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance, including with respect to integration of KCG and synergy realization and with respect to the acquisition of ITG and related integration and synergy realization. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements included here are based upon information available to the Company on the date of this filing. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

CONTACT

Media and Investor Relations

Andrew Smith

Virtu Financial, Inc.

(212) 418-0195

investor_relations@virtu.com

media@virtu.com